Exhibit 10.11

NATIONAL STEM CELL, INC.

RESTATED EMPLOYMENT AGREEMENT

This Restated Employment Agreement (this "Agreement") is made as of January 4, 2008 by and between Michael Cohen (the "Executive") and National Stem Cell, Holding, Inc., a Delaware corporation (the "Company") (collectively the “Parties”) and reflects the original employment agreement dated January 14, 2005, the Amendment and Assignment and Assumption Agreement dated June 1, 2007 and oral understanding  thereto.

WHERAS, the Company employed as of January 14, 2005 the Executive as its Chief Executive Officer  (“CEO”) beginning with the effective date (the "Effective Date"); and

WHEREAS, the Executive accepted such employment under this Agreement upon the other conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein and the mutual covenants hereinafter set forth, the Executive and the Company hereby agree as follows:

1.

Employment

1.1.

Employment

Executive's employment with the Company took effect on January 14, 2005 (the "Effective Date"). From and after the execution date, this Agreement shall continue until terminated as provided herein ("Employment Period").

1.2.

Position.

The Company has employed and shall continue to employ the Executive as CEO during the Employment Period.

1.3.

Duties.

(a)

The Executive shall perform all duties normally incident to the office of CEO and such other duties as may be prescribed by, the Board of Directors , or the Executive Committee of the Board (if any) from time to time. The Parties acknowledge that the Executive's office shall be located and his duties fulfilled in the New York metropolitan area.

(b)

During the Employment Period, the Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities, and devote not less than eighty percent (80%) of his business time and attention to the Company's business, and shall not engage in any other business activities except with the approval of the Board.

 (c)

The Company acknowledges that the Executive may serve as a director of up to four companies so long as such service is disclosed to the Board, and so long as in the aggregate such services do not take up more than 20% of the Executive's productive time.

2.

Compensation

2.1.

Compensation.

During the Employment Period, the Company shall pay the executive an annual salary of $250,000 (the “Basic Compensation”), payable in equal monthly installments.  The Basic Compensation shall be reviewed by the Board on or prior to each yearly anniversary date of the Effective Date, and the Board shall increase the Basic Compensation based upon the performance of the Company and the Executive. Additionally, the executive shall be entitled to an annual bonus of no less than 30% of the Base Compensation. In no event shall the Board decrease the Executive's Basic Compensation. In addition, the Executive shall receive 500,000 shares of the common stock of National Stem Cell Holding, Inc. (the Company’s parent) for each patent filing in which he is named as inventor or investigator.

2.2.

Options.  1,322,000 Options to purchase the common stock of National Stem Cell Holding, Inc. received by the Executive have been exercised.

2.3.

Other Benefits.

(a)

During the Employment Period, the Executive shall have the right to participate in any and all of the Company's programs for the benefit of employees at a senior executive level, including, without limitations, medical and dental insurance, sick leave and Company's Retirement Plan (410K Plan) subject to its terms, qualifications and limitations, as they may be changed from time to time. In furtherance of this Section 2.3(a), during the Employment Period, the Company shall reimburse Executive for all out-of-pocket medical and dental expenses incurred on behalf of himself or his immediate family.

(b)

The Company shall provide the Executive 30 paid vacation days per year in addition to national holidays.

(c)

The Company shall reimburse the Executive for travel or other expenses or disbursements reasonably incurred or made by him in connection with the Company's business during the Employment Period.

(d)

The Executive shall be entitled to use of a car leased by the Company for not more than $750 per month and reimbursement of related expenses.

(e)

The benefits set forth in Section 2.03(a)-(d) shall be collectively referred to as the "Benefits".

3.

Termination of Employment

3.1. Termination of Employment by Company.

(a)

Except as otherwise provided in this Article 3 and in Article 4, upon the occurrence of any of the following events, the Employment Period shall terminate as hereinafter provided:

(i)

The "Disability" (as defined in Section 3.5(a)) of the Executive; and

(ii)

Conduct by the Executive constituting "Cause" (as defined in Section 3.5(b)).

(b)

In the case of termination pursuant to Section 3.1(a)(i), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive (i) his Basic Compensation and Benefits for the period commencing on the date of termination and ending on the date that is thirty six months thereafter (the Disability Payment Period"), less disability insurance proceeds received by the Executive; (ii) continued monthly vesting of the Executive Options. The Basic Compensation and Benefits shall be paid in equal monthly installments during the Disability Payment Period.

(c)

In the case of termination pursuant to Section 3.1(a)(ii), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive an amount equal to his Basic Compensation and Benefits through the date of termination and thereafter for a period of thirty six months.

(d)

Termination of the Executive by the Company, other than pursuant to Section 3.1(a)(i) or (ii) or Section 3.2, may be effected by a majority vote of the Board. In the event of such termination, the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive (i) the Executive's Basic Compensation and Benefits for A period of three years after the termination date (the "Termination Payment Period"); and (ii) the vesting of the Executive's Options shallcontinue during the Termination Payment Period. The Basic Compensation and Benefits shall be paid to the Executive in equal monthly installments during the Termination Payment Period.

3.2.

Death.

In the event of the death of the Executive during the Employment Period, the Employment Period shall terminate on the date of death and the Executive's designated beneficiary or, if none, his estate shall be entitled to receive (i) any accrued and unpaid Basic Compensation and Benefits through such date and for a period of thirty six months thereafter and (ii) continued monthly vesting of the Executive Options, for thirty six months following the date of death.

3.3. Termination of Employment by the Executive.

(a)

In the event that during the Employment Period there should occur any of the following events (each of the following being an event giving the Executive the right to resign for "Good Reason"): (i) a change in the title and/or responsibilities of the Executive, such that the Executive is no longer the Chief Executive Officer of the Company and no longer has such responsibilities and authorities as are customarily exercisable by the Chief Executive Officer of a corporation, (ii) a failure of the Company to provide the Executive with Basic Compensation or Benefits or (iii) relocation of the Executive's primary office to or requirement to perform a majority of his duties at any location exceeding 100 miles from New York, New York; the Executive may elect to terminate the rights and obligations of the parties hereunder by written notice to the Company, except as otherwise provided in Article 4. In the event the Executive exercises such election, the Employment Period shall terminate effective upon the receipt of such notice by the Company.

(b)

If the Executive exercises his election to terminate the rights and obligations of the parties pursuant to Section 3.3(a), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive (i) the Executive's Basic Compensation and Benefits for the period commencing on the date of termination and ending on the date that is three years thereafter; (ii) all accrued and unpaid Incentive Compensation through the date of termination, plus all Incentive Compensation that would have been payable to the Executive for the period commencing on the date of termination and ending three years thereafter; and (iii) the vesting of the Executive Options shall continue for the three years period commencing on the termination date. The Basic Compensation and Benefits due to the Executive pursuant to this Section shall be paid to the Executive in equal monthly installments during the period commencing on the date of termination and ending three years thereafter.

(c)

If the Executive terminates this Agreement for any reason other than those contained in Section 3.2 and Section 3.3(a) the rights and obligations of the parties hereunder shall terminate immediately (except as otherwise provided in Article 4) and the Employment Period shall terminate immediately except that the Executive shall be entitled to receive the accrued and unpaid Basic Compensation, Incentive Compensation and Benefits through the date of such termination and for a period of thirty six months thereafter.

3.4.

Change of Control.

Notwithstanding anything to the contrary contained herein, in the event of a Change of Control of the Company the Executive shall agree to work for the successor entity for one year following such change of control on the terms set forth in this Agreement, provided that his compensation will not be reduced and provided that the executive will be granted other reasonable terms consistent with the compensation policies of the successor entity. In the event (a) the successor entity terminates the Executive within one year following the Change of Control or (b) the Executive terminated his employment for Good Reason within one year following the Change of Control then the Company (or successor entity) shall be obligated to pay the Executive, and the Executive shall be entitled to receive (i) the Executive's Basic Compensation and Benefits for the period commencing on the date of such termination and ending on the date that is three years thereafter; and (ii) the vesting of the Executive Options shall continue for a period commencing on the date of termination and ending three years thereafter. The Basic Compensation and Benefits shall be paid to the Executive in equal monthly installments during the period commencing on the date of termination and ending three years thereafter.

3.5. Definitions of Certain Terms.

(a)

 "Disability" shall mean any physical or mental condition of the Executive that renders the Executive incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence) and that has continued for an aggregate of at least 180 days in any one year where as a result of such disability, the Board has determined that it must permanently replace the Executive.

(b)

The following shall constitute conduct entitling the Company to terminate the Executive's employment for "cause": (i) the Executive's malfeasance that is not cured within 90 days of written notice thereof from the Board; (ii) the conviction of the executive of any felony or any crime involving moral turpitude (or the equivalent thereof under the laws of any state); (iii) blatant refusal to abide by reasonable directives of the Board not cured within 90 days of written notice thereof from the Board, provided that disputes as to reasonableness shall be arbitrated in accordance with Section 5.5; or (iv) material breach of this Agreement. (v) serious breach of trust including theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entity of confidential or proprietary information of the Company. (vi) any gross negligence or bad-faith conduct of the Executive resulting in material loss to the Company.

(c)

"Change of Control" shall mean: (i) a merger or consolidation of the Company with or into another corporation other than a transaction merging or consolidating the Company with any corporation controlling, controlled by or under common control with the Company prior to such transactions, (ii) the sale of all or substantially all the assets of the Company to any corporation or entity, other than a sale to any corporation or entity controlling, controlled by or under common control with the Company prior to such transaction or (iii) a transaction or the last of a series of transactions as a result of which 50% of the shares held by the current stockholders of the Company are transferred to third parties immediately prior to the consummation of such transaction or the first transaction of a series of transactions.

4.

Non-Competition; Confidential Information

4.1.

Non-Competition.

(a) Subject to Section 4.1(b), the Executive shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than as the holder of less than 5% of the stock of a corporation listed on a national securities exchange or in the National Association of Securities Dealers, Inc. Automated Quotation System (such a corporation being hereinafter referred to as a "Public Corporation")), director, employee, consultant or otherwise, in the Stem Cell Banking industry or any other business the Company may enter at any time during the Executive's employment worldwide during the following periods:

a)

During the Employment Period; and

b)

During the period commencing with the date of termination as set forth in Article 3 of this Agreement and ending with the date that is twelve months thereafter.

(b)

The Executive shall not be deemed to be in breach of this Section 4.1 because (i) a public corporation of which he owns more than 5% of the outstanding capital stock begins to engage in any such prohibited activities or (ii) his ownership interest in a public corporation engaged in such activities increases to more than 5% of such public corporation's issued and outstanding capital stock, in either case without any volitional act on the part of the Executive, if within 60

(c)

Notwithstanding anything to the contrary contained in Section 4.1(a) or Section 4.1(b), the restrictive covenants and restrictions imposed on Executive in Section 4.1(a) shall cease and shall be of no further force and effect following Executive providing the Company with written notice of the Company's failure to pay Executive the Basic Compensation, Incentive

Compensation or Benefits (including post termination). Despite the termination of such restrictions, the Executive shall continue to be entitled to receive and the Company shall continue to be obligated to pay the Basic Compensation, Incentive Compensation and Benefits.

4.2

Confidential Information

(a)

Executive understands that the Company and its affiliates possess Proprietary Information (as defined below) which is important to its business and that this Agreement creates a relationship of confidence and trust between Executive and the Company and its affiliates with regard to Proprietary Information. Nothing in this Section 4 shall be deemed modified or terminated in the event of the termination or expiration of this Agreement.

(b)

For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company and its affiliates and predecessors, or is developed, created or discovered by Executive while performing services under this Agreement, or which became or will become known by, or was or is conveyed to the Company and its affiliates which has commercial value in the Company's and its affiliates' business. "Proprietary Information" includes, but is not limited to, trade secrets, ideas, techniques, business, product, or development plans, customer information, and any other information concerning the Company's and its affiliates' actual or anticipated business, development, personnel information, or which is received in confidence by or for the Company and its affiliates from any other person.

(c)

At all times, both during the term of this Agreement and after its termination, Executive will keep in confidence and trust, and will not use or disclose, any Proprietary Information without the prior written consent of the Company's Board.

(d)

Executive understands that the Company and its affiliates possess or will possess "Company Documents" which are important to its business. For purposes of this Agreement, "Company Documents" are documents or other media that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company and its affiliates, whether such documents have been prepared by Executive or by others. "Company Documents" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, personnel files, tapes or printouts and other printed, typewritten or handwritten documents. All Company Documents are and shall remain the sole property of the Company. Executive agrees not to remove any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as required to do in connection with performance of the services under this Agreement. Executive further agrees that, immediately upon the Company's request and in any event upon completion of Executive's services, Executive shall deliver to the Company all Company Documents, apparatus, equipment and other physical property or any reproduction of such property.

4.3.

Intellectual Property:

(a)

The Executive will promptly disclose and describe to the Company all inventions which he may solely or jointly conceive, develop, or reduce to practice during the period of his employment with the Company (i) which relate to the Company business or to actual or demonstrably anticipated research or development undertaken by the Company, (ii) which are developed in whole or in part on Company time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) which result directly or indirectly from Executive employment with the Company. Executive agrees to assign and does hereby assign to the Company or its designee(s) up to 90% of its rights, titles and interests worldwide in such inventions and in all intellectual property rights based upon such inventions.

(b)

The Executive will, at the Company's expense, assist in preparation and registration of patents and all other intellectual property in favor of the Company in any jurisdiction deemed appropriate by the Company. Such assistance shall include, without limitation, the preparation of documents, drawings and other data and execution of assignments, applications and other forms. The Executive agrees to perform this obligation during and after the term of this Agreement

5.

Miscellaneous

5.1.

Survival

The provisions of this Agreement regarding confidentiality, payment and all others that by their sense and context are intended to survive the termination of this Agreement shall survive and continue in effect.

5.2.

Notices.

Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by registered mail, return receipt requested, to the addresses set forth below or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the delivery thereof,

If to the Executive, to:

Mr. Michael Cohen

7 Stanford Court

West Orange, NJ 07052

If to the Company, to:

National Stem Cell Holding, Inc.

187 Mill Lane

Mountainside, NJ 07092

5.3.

Assignment and Succession.

(a)

The Executive acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns.

(b)

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company by written agreement expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had occurred. Failure of the Company or a controlling entity to obtain such agreement prior to the effective date of any such succession, shall give the Executive the right to terminate this Employment pursuant to Section 3.3(a) and the Company shall be obligated to pay the Executive, and the Executive shall be entitled to receive the amounts set forth in Section 3.3(b) in the manner set forth therein.

5.4.

Headings.

The Article and Section headings contained herein are for convenience of reference only and shall not define or limit the provisions hereof.

5.5.

Arbitration.

Any controversy or claim arising out of, or relating to, this Agreement or the breach hereof, shall be settled by arbitration in New York in accordance with the rules then pertaining of the American Arbitration Association, and judgment upon any award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Arbitration shall be heard by a single arbitrator who shall be agreed upon by the parties or, barring such agreement, who shall be selected by the chairman of the New York section of the American Arbitration Association. The parties agree that such arbitration shall commence not later than 30 days after the request of a party hereto for such arbitration, and that the proceedings of the arbitration shall be concluded not less than 30 days after commencing. Each partyshall abide by such schedule, and it shall be a condition for the approval of the arbitrator that he agrees to abide by such schedule.

5.6.

Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or intents between the parties hereto or any related parties. This Agreement may be amended, modified or supplemented only by a writing signed by both parties hereto, except as provided in Section 3.3 hereto.

5.7.

Waivers.

Any term or provisions of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefits thereof but only to the extent evidenced by a writing executed by such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

5.8.

Execution of Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement.

NATIONAL STEM CELL HOLDING, INC.

By:

/s Joel Pensley

/s/ Michael Cohen

Name:

 Joel Pensley

Michael Cohen

Title:

 Secretary

Date: January 4, 2008